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                                                Rule 424(b)(3)
                                                Registration No.  33-57039

PRICING SUPPLEMENT NO. 6, Dated January 24, 1996
To Prospectus Dated January 27, 1995 and Prospectus
Supplement dated February 14, 1995


                         WASHINGTON GAS LIGHT COMPANY
                         MEDIUM-TERM NOTES, SERIES C
                   DUE ONE YEAR OR MORE FROM DATE OF ISSUE

Principal Amount:  $20,000,000   /x/ Fixed Rate Note    / / Floating Rate Note
                  ------------
Issue Price (as a percentage of  /x/ Book Entry Note    / / Certificated Note
  principal amount): Varying Prices
                     ---------------

Original Issue Date:  January 25, 1996

Maturity Date:  January 26, 2026

/ / The Offered Notes cannot be redeemed prior to maturity.

/x/ The Offered Notes may be redeemed prior to maturity.

Applicable Only to Fixed Rate Notes:

        Interest Rate:  6.15%  per annum
                       -------

        Interest Payment Dates:  March 15 and September 15

Applicable Only to Floating Rate Notes:

        Base Rate:                        Maximum Interest Rate:
        / / Commercial Paper Rate                                  -------------
        / / LIBOR                         Minimum Interest Rate:
        / / Treasury Rate                                          -------------
                                          Interest Reset Dates:
                                                                   -------------
                                          Interest Reset Period:
                                                                   -------------
                                          Interest Payment Dates:
                                                                   -------------
                                          Interest Payment Period:
                                                                   -------------
  Initial Interest Rate:
                          ----------
         Index Maturity:
                          ----------
 Spread (plus or minus):
                          ----------
      Spread Multiplier:
                          ----------

Additional Terms:

        SALOMON BROTHERS HAS PURCHASED THE NOTES IN THIS TRANSACTION FOR RESALE TO ONE OR MORE INVESTORS AT VARYING PRICES RELATED TO PREVAILING MARKET CONDITIONS AT THE TIME OR TIMES OF RESALE AS DETERMINED BY SALOMON BROTHERS.
        THE OFFERED NOTES WILL MATURE AT 100% OF THE PRINCIPAL AMOUNT ON
JANUARY 26, 2026 OR, AT THE ELECTION OF THE HOLDER THEREOF, FOR REPAYMENT ON JANUARY 26, 2006. IF THE HOLDER DESIRES THAT ALL OR ANY PORTION OF THE OFFERED NOTES REGISTERED IN HIS NAME BE SUBJECT TO REPAYMENT ON JANUARY 26, 2006, HE, OR HIS AUTHORIZED ATTORNEY, MUST DELIVER TO THE TRUSTEE, AND THE TRUSTEE MUST RECEIVE, WRITTEN NOTICE NO EARLIER THAN NOVEMBER 27, 2005, AND NO LATER THAN DECEMBER 27, 2005, THAT SUCH HOLDER ELECTS THAT THE OFFERED NOTES SPECIFIED THEREIN BE REPAYED ON JANUARY 26, 2006. THE NOTICE MUST EITHER BE DELIVERED
OR SENT BY REGISTERED MAIL TO THE TRUSTEE AND, ONCE GIVEN, SHALL BE
IRREVOCABLE.  AT THE PRESENT TIME, THE ADDRESS OF THE TRUSTEE IS:   THE BANK OF
NEW YORK; 101 BARCLAY STREET-21W, NEW YORK, NEW YORK 10286,  ATTENTION:
CORPORATE TRUST ADMINISTRATION.  TIME OF RECEIPT OF SUCH NOTICE SHALL GOVERN
AND NOTICE RECEIVED OTHER THAN WITHIN THE PERIOD SPECIFIED ABOVE SHALL BE INEFFECTIVE. NEITHER THE COMPANY NOR THE TRUSTEE IS REQUIRED TO PROVIDE
FURTHER NOTICE TO NOTEHOLDERS OF THE TIME AND METHOD FOR ELECTION OF REPAYMENT.
        THE OFFERED NOTES ARE REDEEMABLE UPON THIRTY DAYS' NOTICE AT ANY TIME
ON OR AFTER JANUARY 26, 2006, IN WHOLE OR IN PART, AT THE ELECTION OF THE COMPANY AT 100% OF THE PRINCIPAL AMOUNT THEREOF, TOGETHER IN EACH CASE WITH ACCRUED INTEREST TO THE REDEMPTION DATE. THE OFFERED NOTES ARE NOT REDEEMABLE BY THE COMPANY PRIOR TO JANUARY 26, 2006.
        USE OF PROCEEDS:  NET PROCEEDS FROM THE SALE OF THE NOTES, TOGETHER
WITH THE NET PROCEEDS FROM THE SALE OF ADDITIONAL MEDIUM-TERM NOTES, SERIES C, WILL BE USED TO PURCHASE U.S. GOVERNMENT TREASURY SECURITIES TO BE DEPOSITED IN TRUST AND USED TO PAY THE INTEREST ON, AND REDEMPTION PRICE OF, (i) $50 MILLION PRINCIPAL AMOUNT OF THE COMPANY'S 7-7/8% SERIES FIRST MORTGAGE BONDS, TO BE REDEEMED ON SEPTEMBER 1, 1996, AND (ii) $ 17.3 MILLION PRINCIPAL AMOUNT OF THE COMPANY'S PRINCIPAL AMOUNT OF THE COMPANY'S 9-1/4% SERIES FIRST MORTGAGE BONDS, TO BE REDEEMED ON APRIL 15, 1998.